EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Daktronics, Inc. 401(k) Plan of our reports dated June 7, 2002 with respect to the consolidated balance sheet of Daktronics, Inc. and subsidiaries as of April 27, 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the years ended April 27, 2002 and April 28, 2001 and to Schedule II for the years ended April 27, 2002 and April 28, 2001 included in the Annual report on Form 10-K for the year ended May 3, 2003.

/s/ McGladrey & Pullen, LLP

Sioux Falls, South Dakota
October 22, 2003